Exhibit 99.2

WhiteFiber Announces Closing of Upsized Initial Public Offering

NEW YORK, August 8, 2025 /PRNewswire/ — WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), today announced the closing of its upsized initial public offering of 9,375,000 ordinary shares at a public offering price of $17.00 per share. The ordinary shares began trading on The Nasdaq Capital Market on August 7, 2025 under the symbol “WYFI.”

WhiteFiber received aggregate gross proceeds of $159.4 million from the initial public offering, before deducting underwriting discounts and commissions and offering expenses. In addition, WhiteFiber granted the underwriters a 30-day option to purchase up to an additional 1,406,250 ordinary shares at the initial public offering price, less underwriting discounts and commissions.

B. Riley Securities and Needham & Company acted as the joint book-running managers for the offering. Macquarie Capital also acted as a book-runner for the offering. Roth Capital Partners acted as lead manager for the offering. Craig-Hallum and Clear Street acted as co-managers for the offering.

A registration statement relating to these securities was filed with the SEC and declared effective on August 6, 2025. The offering was made solely by means of a prospectus. Copies of the final prospectus may be obtained from: B. Riley Securities, 1300 17th Street North, Suite 1300, Arlington, VA 22209, Attention: Prospectus Department, by telephone at (703) 312-9580 or by email at prospectuses@brileysecurities.com; or from: Needham & Company, LLC, 250 Park Avenue, 10th Floor, New York, NY 10177, Attn: Prospectus Department, prospectus@needhamco.com or by telephone at (800) 903-3268.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WhiteFiber

WhiteFiber is a provider of artificial intelligence (“AI”) infrastructure solutions. WhiteFiber owns high-performance computing data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads. In connection with this offering, WhiteFiber is being carved out of Bit Digital, Inc. and will operate as a separate public company upon the completion of this offering.

Investor Contact:

IR@whitefiber.com